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                                                                    EXHIBIT 11.1

              COMPUTATION OF EARNINGS PER COMMON SHARE EQUIVALENTS



                                                                      Fiscal Year Ended
                                          ----------------------------------------------------------------------------
                                             August 29,     August 28,     August 27,      August 26,     August 31,
                                                1992           1993          1994             1995           1996
                                          ----------------------------------------------------------------------------
                                                             (in thousands except per share data)
PRIMARY:
         Average shares outstanding           138,794        142,590         144,754         146,189         148,476
         Net effect of dilutive stock
           options, based on the
           treasury stock method,
           using average fair market
           value                                7,146          5,018           3,972           3,113           2,762
                                            ------------------------------------------------------------------------
         Total shares used in
           computation                        145,940        147,608         148,726         149,302         151,238
                                            ========================================================================
         Net income                         $  63,288      $  86,935       $ 116,386       $ 138,781       $ 167,165
                                            ========================================================================
         Net income per share               $    0.43      $    0.59       $    0.78       $    0.93       $    1.11
                                            ========================================================================


FULLY DILUTED:
         Average shares outstanding           138,794        142,590         144,754         146,189         148,476
         Net effect of dilutive stock
           options, based on the
           treasury stock method,
           using higher of average or
           year-end fair market value           7,146          5,284           3,972           3,155           2,762
                                            ------------------------------------------------------------------------
         Total shares used in
           computation                        145,940        147,874         148,726         149,344         151,238
                                            ========================================================================
         Net income                         $  63,288      $  86,935       $ 116,386       $ 138,781       $ 167,165
                                            ========================================================================
         Net income per share               $    0.43      $    0.59       $    0.78       $    0.93       $    1.11
                                            ========================================================================